LOAN AND TRANSFER AGFEEMENT

THIS LOAN AND TRANSFER AGREEMENT (this "**Agreement**") is made and entered into effectively as of the August 8, 2022, by, between and among Red Ribbon Asset Management PLC, a company incorporated in England & Wales (the "**Acquirer**"), PHP VENTURES ACQUISITION CORP., a Delaware corporation ("**PHP Ventures**"), Global Link Investment LLC., a Delaware limited liability company ("**Global Link**") and LOW BAN CHAI ("**Low**"). **Acquirer**, PHP Ventures, Global Link and Low are referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties.**"

WHEREAS PHP Ventures is a blank check company or Special Purpose Acquisition Company ("**SPAC**") that closed on its initial public offering on August 16, 2021, with 12 months to complete an initial business combination or, in the alternative, seek to extend the period in which an initial business combination must be completed up to two times for an additional three months each time with each extension costing $575,000 to be deposited into a trust account for each three-month extension;

WHEREAS, as of the date of this Agreement, PHP Ventures has not completed a business combination and needs to exercise its extension options;

WHEREAS Acquirer will loan on behalf of, Global Link, to PHP Ventures, a minimum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) to cover all extension fees with the balance to be used for working capital (the "**Loan Amount**");

WHEREAS Low is a Member of Global Link who indirectly owns 1,437,500 shares of Class B Common Stock of PHP Ventures and 293,400 Private Placement Units of PHP Ventures (the "**Units**") and Low is authorized and agrees to transfer a portion of his membership interest in Global Link that represents the Transferred Securities (as defined below) in connection with this transaction;

WHEREAS shares held by seed investors and the Board shall continue after the closing of this transaction; and

WHEREAS, in return for making available the full Loan Amount, Low and Global Link will transfer 718,750 shares of Class B common stock and 146,700 Units (together the "**Transferred Securities**") to Acquirer as consideration for Acquirer loaning $1,650,000 to PHP Ventures;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSFER

1.1. **Delivery and Assignment of Class B Common Stock and Units**. At the Closing, Low and Global Link shall transfer, deliver and assign, and PHP Ventures shall record such transfer, to Acquirer, free and clear of all liens and encumbrances, 718,750 shares of Class B common stock in PHP, 146,700 Units in PHP, each unit consisting of one share of Class A common stock of the SPAC, one-half of one redeemable warrant, and one right to acquire one-tenth of one share of Class A common stock of PHP Ventures.

1.2. **Closing.** The closing of the Exchange (the "**Closing**") shall take place on August 9, 2022, or on such other date prior to August 16, 2022, as the Parties agree in writing.

ARTICLE II

THE LOAN

2.1. **Advance.** At the Closing, Acquirer will advance (i) $575,000 directly to Continental Bank and Trust Company ("Continental") to fund the initial advance (ii) $75,000 to pay the fee due to Arc Group for arranging this loan and (iii) $425,000 to PHP for working capital. On or before November 5, 2022, if necessary, Acquirer will advance an additional $575,000 to Continental to fund the second extension. In the event PHP Ventures requires additional working capital, and as a result, Acquirer makes additional advances to PHP, Acquirer shall make such additional advances on terms consistent with this Loan and Transfer Agreement without any additional consideration from Low. Such additional advances shall be repaid by PHP Ventures at the time of closing of the initial business combination.

2.2. **Additional Debt.** Low has previously advanced One Hundred Fifty-Nine Thousand Seven Hundred Five Dollars ($159,705). Such amount advanced by Low shall become additional debt of the SPAC to be paid at closing of the business combination.

2.3. **Repayment.** The amounts advanced by Acquirer to fund the extensions will be repaid at the time of closing or, at the option of Acquirer be converted into Units at a price of $10.00 per Unit. Similarly, the amounts advanced as working capital by Low and the Acquirer will either be repaid at the time of closing of the initial business combination, or at the option of Low and the Acquirer up to $1,500,000 may be converted into Units at $10.00 per unit. To the extent there is more than $1,500,000 that wishes to convert into Units, the amounts shall be allocated first to Acquirer and then any remaining to Low.

2.4. **Management.** At the request of Acquirer, PHP Ventures shall take such actions as necessary to increase the size of its Board to allow the Acquirer to nominate additional independent directors of PHP Ventures and such additional executive directors as Acquirer shall request. At that time, the existing directors and officers of PHP Ventures shall resign from their respective positions, but all shares previously awarded to such individuals shall be full vested.

2.5. **Acquisition.** To the extent that PHP Ventures enters into a transaction with Modulex Modular Buildings Plc ("Modulex"), Acquirer agrees that enterprise value of Modulex shall be in a range of $500,000,000 to $600,000,000.

2.6. **Lock-up.** Acquirer agrees that the Transferred Securities shall be locked up for the same period as the other shares held by Global Link.

ARTICLE III

REPRESENATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

3.1 **Authority.** Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2 **Acknowledgement.** Each Party acknowledges and agrees that the transfer has not been registered under the Securities Act or under any state securities laws and represents that it (a) is acquiring the Transferred Securities pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Transferred Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision, and has conducted a review of the business and affairs of Modulex that it considers sufficient and reasonable for purposes of making the transfer, and (d) is an "**accredited investor**" (as that term is defined by Rule 501 under the Securities Act).

3.3 **Title.** Low represents to Acquirer that he has good and marketable title to the Transferred Securities free and clear of all liens and encumbrances, other than those set forth in the Letter Agreement included as Exhibit 10.1 (the "**Insider Letter**") to PHP Ventures' Registration Statement on Form S-1 (Registration No. 333-256840) and that upon registration of Acquirer as a member of Global Link and updating the records of ownership, Acquirer will have good and marketable title to the Transferred Securities. Low is permitted to transfer his membership interest in Global Link that represents the Transferred Securities without the consent of any other member of Global Link or Global Link.

3.4 **Limitation on Transfer.** Acquirer acknowledges and agrees the Transferred Securities are subject to the limitations on transfer set forth in Section 3.2 and the Insider Letter.

ARTICLE IV

MISCELLANEOUS

4.1 **Injunctive Relief.** It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by the Receiving Party of any covenants or obligations herein, and that any such breach by the Receiving Party will cause the Disclosing Party great and irreparable injury and damage. Accordingly, the Receiving Party agrees that the Disclosing Party shall be entitled, without waiving any additional rights or remedies otherwise available to the Disclosing Party at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the Receiving Party of any of said covenants or obligations.

4.2 **Severability.** In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

4.3 **Titles and Headings.** The titles and section headings in this Agreement are included strictly for convenience purposes.

4.4 **No Waiver.** It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

4.5 **Term of Obligations.** The term of this Agreement shall be nine (9) months or through the deadline for completing the business combination which ever date is later. However, the obligations set forth herein shall survive the expiration or termination of this Agreement.

4.6 **Governing Law; Submission to Jurisdiction**. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction in the state court sitting in New York (collectively, the "**Courts**"), for purposes of any action, suit or other Proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or Proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other Proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

4.7 **WAIVER OF JURY TRIAL.** EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.8 **Entire Agreement**. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

4.9 **Counterparts.** This Agreement may be executed in counterparts (delivered by facsimile, email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

4.10 **Notices.** All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Red Ribbon Asset Management PLC,

16 Berkeley Street, Mayfair, London W1J 8DZ,

United Kingdom

Telephone: +44 20 7183 3710
Email address: arvid@redribbon.co

If to PHP Ventures, Low or Global Link,

Attention: Marcus Choo Yeow Ngoh

CT 10-06, Level 10
Corporate Tower Subang Square
Jalan SS15/4G
Subang Jaya
47500 Selangor, Malaysia

Telephone: +60 3 5888 8485
Email address: marcusngoh@yahoo.com

4.11 **Binding Effect**: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Parent and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

4.12 **Third Parties.** Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

4.13 **Specific Performance.** Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Red Ribbon Asset Management PLC

DocuSigned by:

Arvid Pedersen

By: 54F442FDD01946D...

By:Arvid Pedersen

Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

GLOBAL LINK INVESTMENT LLC

DocuSigned by:

By: Ngoh Choo Yeow
08DAEC6FBEBE406...

Name: _Marcus Choo Yeow Ngoh_ _

Title: _Manager__

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

By: ____________________________
Low Ban Chai

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

PHP VENTURES ACQUISITION CORP.

DocuSigned by:

By: Ngoh Choo Yeow

08DAEC6FBEBE406...

Name: Marcus Choo Yeow Ngoh

Title: Chief Executive Officer